UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

April 8, 2005 (April 4, 2005)
Date of report (Date of earliest event reported)

ALLEGHENY ENERGY, INC.
(Exact name of registrant as specified in charter)

Maryland (State or Other Jurisdiction of Incorporation)	1-267 (Commission File Number)	13-5531602 (IRS Employer Identification No.)

800 Cabin Hill Drive Greensburg, Pennsylvania (Address of principal executive of offices)	15601-1689 (Zip code)

Registrant's telephone number, including area code:   (724) 837-3000

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

        On April 4, 2005, Allegheny Energy, Inc. (the “Company”) appointed Hyun Park as its Vice President and General Counsel. Allegheny Energy Service Corporation (“AESC”), a subsidiary of the Company, entered into an Employment Agreement, dated April 4, 2005 (the “Agreement”), with Mr. Park on behalf of itself, the Company, their affiliates and subsidiaries and any of their successors or assigns (collectively, the “AE Companies”).

        The Agreement has a five-year term that began on April 5, 2005. The Agreement provides for a base salary of $450,000 per year, which may be increased, but not decreased, in the sole discretion of the Company’s Board of Directors. Mr. Park is eligible to receive annual incentive compensation under the Company’s Annual Incentive Plan, with a target bonus opportunity of 77.78% of his base salary and a maximum bonus opportunity of 155.56% of his base salary. To induce Mr. Park to enter into the Agreement and to secure the benefit of Mr. Park’s particular qualification and experience, AESC also agreed to make a special hiring payment of $240,000 to Mr. Park.

        In addition, Mr. Park will receive (a) options to purchase 150,000 shares of the Company’s common stock, par value $1.25 per share (the “Common Stock”), under the Company’s Long Term Incentive Plan and (b) 50,000 stock units, each representing one share of Common Stock, under the Company’s Stock Unit Plan. One-fifth of the stock options and one-fifth of the stock units granted to Mr. Park vest on each April 5 from 2006 through 2010, provided that Mr. Park is employed by the AE Companies on the applicable vesting dates. If a Change in Control (as defined in the Agreement) occurs, all of Mr. Park’s unvested stock options and stock units will immediately vest.

    Mr. Park will be eligible to participate in the Supplemental Executive Retirement Plan (the “SERP”), as well as in the other employee benefit and compensation plans maintained by the AE Companies. Solely for purposes of determining the amount of his benefits under the SERP, Mr. Park will be credited with five additional years of service, and will be deemed to be vested in the SERP, on April 5, 2010, provided that he remains employed by the AE Companies at that time. If Mr. Park’s employment by AESC is terminated prior to April 5, 2010, in lieu of a benefit payable under the SERP, he will be entitled to receive a lump sum cash payment equal to $20,833.33 for each month that he was employed by AESC (the “Special Payment”). If Mr. Park’s employment by AESC is terminated after April 5, 2010, he will be entitled to receive the greater of the Special Payment or the benefit payable under the SERP.

    Mr. Park is also entitled to a number of other customary benefits under the Agreement, including indemnification rights, payment or reimbursement of temporary living and relocation expenses, vacation and reimbursement of reasonable and necessary business expenses.

        If Mr. Park’s employment by AESC is terminated, he will be entitled to certain salary and benefit amounts that are accrued but unpaid at the time of the termination. In addition, if AESC terminates the Agreement other than for Cause (as defined in the Agreement), if the Agreement terminates due to Mr. Park’s death or Disability (as defined in the Agreement) or if Mr. Park terminates the Agreement for Good Reason (as defined in the Agreement), Mr. Park will be entitled to additional payments and benefits, and the vesting of his unvested stock options, stock units and other equity compensation grants will be accelerated. The amount of severance and the other benefits to which Mr. Park is entitled in connection with the termination of his employment, and the amount of time following his termination that his stock options will remain exercisable, varies depending upon whether (a) the Agreement is terminated due to Mr. Park’s death or Disability, by AESC other than for Cause or by Mr. Park for Good Reason and (b) in the case of termination other than for Cause or termination for Good Reason, the termination occurs following or in anticipation of a Change in Control. The severance and other benefits to which Mr. Park is entitled in each of these circumstances are more fully described in the Agreement.

        The Agreement subjects Mr. Park to a non-competition obligation that extends for one year following the termination of his employment and customary confidentiality obligations.

        The Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 8.01	Other Events

        On April 4, 2005, the Company issued a press release announcing Mr. Park’s appointment as its Vice President and General Counsel. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits

Exhibit Number	Description
10.1	Employment Agreement, dated April 4, 2005, between Allegheny Energy Service Corporation, by itself and as agent for its parent, Allegheny Energy, Inc., their affiliates and subsidiaries, and any successors or assigns of any of the foregoing, and Hyun Park.
99.1	Press release issued by Allegheny Energy, Inc. on April 4, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 8, 2005	ALLEGHENY ENERGY, INC. BY: /S/ JEFFREY D. SERKES —————————————— Name: Jeffrey D. Serkes Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1
Employment Agreement, dated April 4, 2005, between Allegheny Energy Service Corporation, by itself and as agent for its parent, Allegheny Energy, Inc., their affiliates and subsidiaries, and any successors or assigns of any of the foregoing, and Hyun Park.
99.1	Press release issued by Allegheny Energy, Inc. on April 4, 2005.

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